April 9, 1998

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.


Gentlemen:

We were previously principal accountants for Pelican Properties International, Inc. (the "Company") and on April 9, 1997, we reported on the consolidated financial statements of the Company as of and for the one year ended December 31, 1996. We have read the Company's statements included under Item 4 of its Form 8-K dated December 5, 1997, and are in agreement with the statements contained in Paragraphs (a), (b), and (c) on Page 2, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


/S/  Garcia Espinosa, Miyares & Company
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Garcia, Espinosa, Miyares & Company